Exhibit 10.29
Master Sales Agreement
Hitachi Electronic Devices Sales, Inc. (hereafter, the “Buyer”) and Opnext Japan, Inc. (hereafter, the “Seller,” collectively, the “Parties”) hereby enter into the following Master Agreement regarding transactions between them.
Section 1 (Sales)
1.1	The Seller shall sell to the Buyer those products (hereafter, the “Products”) agreed to in a separate sales contract to be entered into between the parties (hereafter, the “Individual Contract”), and the Buyer shall purchase the Products from the Seller for resale within the territory of Japan, only to third parties in Japan. Should the Buyer wish to export the Products outside of Japan, or should the Buyer be aware, at the time of sale, of a purchasing client’s intent to export the Products outside of Japan, the Buyer must obtain the Seller’s approval in writing prior to such a transaction.
Section 2 (Cooperative Sales)
2.1	The Buyer shall cooperate closely with the Seller in selling the Products, and shall make efforts to increase sales of the Products and expand sales channels.

2.2	The Buyer shall work to support and maintain the sales structure needed to promote close sales cooperation with the Seller, including providing system support infrastructure and the staffing necessary to maintain such a system.
Section 3 (Post-Sales Service)
3.1	The Parties shall endeavor in good faith to provide post-sales service (hereafter, “Service”) to the Buyer’s clients who have questions regarding the Products they have purchased, and shall work aggressively to increase customer satisfaction ratings for the Products.

3.2	The Parties shall work to support and maintain the systems necessary to implement such post-sales service, including providing system support infrastructure and the staffing necessary to maintain such a system.

3.3	The Parties shall agree to cooperate with one another to the extent necessary to accomplish the objectives set forth in preceding paragraphs, 3.1 and 3.2.
Section 4 (Sales Goals)
4.1	The Parties agree to establish quarterly sales goals for the Products based on discussions between them, in the form indicated, and based on the sales policies specified by, the Seller.

4.2	The Parties agree to cooperate with one another in meeting the sales goals as set forth under the preceding paragraph, 4.1.
Section 5 (Sales Support)
5.1	The Seller shall support the Buyer’s sales of the Products via the following:
1)	Providing sales materials for the Products, as well as various technical training.

2)	Hosting conferences and other opportunities to further promote the alliance between the Parties.

3)	Other support and supervision as the Parties agree may be necessary.
Section 6 (Training)
6.1	The Buyer agrees to train its staff as needed to sell the Products in good faith, and the Seller agrees to provide such training and advice.
Section 7 (Sales Contract)
7.1	With the exception of those terms set forth in this Agreement, all terms governing the sales of Products provided to the Buyer by the Seller, including price, quantity, delivery dates, delivery conditions, and delivery location, shall be as defined in the Individual Contract.
Section 8 (Delivery and Title)
8.1	The Seller shall deliver the Products to the Buyer in accordance with the delivery date(s) and delivery location(s) set forth in the Individual Contract.

8.2	Title to the Products shall be transferred to the Buyer upon delivery of the Products by the Seller to the location specified in the Individual Contract, and the Buyer’s receipt of a delivery statement, certificate of acceptance, or other such document as may be specified by the Seller.
Section 9 (Assumption of Risk)
9.1	The Buyer shall assume all risk for loss of, damage to, depletion of, or for any and all other damages to the Products, which incur after the delivery to the Buyer by the Seller.
Section 10 (Payment)
10.1	All payments due (including hereafter shipping, packing, and any other expenses paid) for the Products shipped each month by the last day of that month, shall be paid by the Buyer in accordance with the Seller’s invoice no later than the last day of third month following the month in which the Products were sold, via bank transfer to the account specified by the Seller. The parties shall agree to periodically discuss reducing this payment period, including payments by the final end user.
Section 11 (Warranties)
11.1	The Seller shall replace, free of charge, any Products found to be defective for any reason attributable to the Seller, for a period of 180 days from the time the Products are delivered by the Seller to the location indicated in the Individual Contract, and only upon receipt of written notice of such defect from the Buyer. No such warranty is provided for obvious defects such as short shipments or external damage, unless the Buyer notifies the Seller of such defect within 30 days of delivery of the Products to the location indicated in the Individual Contract.

11.2	Notwithstanding the 180-day limit set forth in 11.1 above, the Buyer shall immediately inform the Seller of any significant defect in the Products, and may demand compensation from the Seller for such defect, provided however that the amount of any such compensation shall be subject to discussion.
Section 12 (Statutory Compliance)
12.1	The Parties shall comply with all statutes related to the sale of the Products and the execution of this Agreement, including criminal codes, anti-monopoly law, commercial law, and construction codes.

12.2	Should the Buyer export any Products, the Buyer shall be responsible for obtaining the necessary statutory permits, and the cost of obtaining such permits, to ensure that any Products and/or related technologies and/or services which may fall under foreign exchange or foreign trade laws governing such products, technologies, and/or services, are in compliance with those laws.

12.3	Should any Products and/or related technologies and/or services exported under the terms of 12.2, above, be subject to the regulation of any foreign government, the Buyer agrees to comply with all such related foreign government regulations.

12.4	The Parties agree that neither shall demand, through either action or omission, any act by the other which may violate any law.
Section 13 (Notices)
13.1	The Parties shall inform one another promptly should any of the following occur:
1)	Changes in addresses, names, company names, representatives, official seals, and/or Articles of Incorporation;

2)	Significant changes in shareholders;

3)	Mergers, increases in capital, corporate dissolution, assignment of all or part of sales, loans, and other significant changes to operations and/or assets, and/or other circumstances which may result in significant changes.
Section 14 (Confidentiality)
14.1	Neither party shall, either during or after the term of this Agreement, reveal to any third party any business secrets of the other known to it in the course of this Agreement, except in cases where information to which one of the following applies shall not be considered confidential:
1)	Information for which approval of the other party has been given in advance in writing;

2)	Information already held by the receiving party at the time it was revealed;

3)	Information which, after being revealed, becomes public knowledge through no fault of the receiving party;

4)	Information received from a third party without any obligation of confidentiality; 5) Information which is already public knowledge at the time it is revealed;

6)	Information developed independently by either party.

Section 15 (Intellectual Property Rights)
15.1	Except for where otherwise provided for in the Individual Contract, no patents, copyrights, circuit layout rights, or other intellectual property rights (hereafter, “IP Rights”) related to the Products and held by the Seller or other third party shall be transferred to the Buyer or its clients.

15.2	Program Products included in the Products under this Agreement are provided to the Buyer by the Seller on the condition that the Buyer’s clients agree to the terms of the license to be provided separately, and the Buyer shall ensure that its clients comply with the terms of that license.

15.3	Should the Products sold by the Seller infringe on any IP rights held by a third party, or should a claim of such infringement be made, the Seller shall be responsible for resolving such claim, provided, however, that this provision shall not apply when said claim arises from the specifications or instructions of the Buyer. Should the Buyer become aware that any Products sold may infringe on the IP Rights of any third party, or should it receive any such notice from any third party, the Buyer will promptly inform the Seller in writing, and shall provide its utmost cooperation in resolving such claims at the direction of the Seller.
Section 16 (No Assignment of Rights and Obligations)
16.1	Neither party may assign to a third party, or provide as collateral, any of its rights or obligations under this Agreement or under the Individual Contract, without the approval in writing of the other party, provided, however, that the Seller may, upon notifying the Buyer in advance in writing, assign to a third party all or part of its monetary or other claims under this Agreement or under the Individual Contract.
Section 17 (Goodwill)
17.1	Neither party shall engage in any actions which defame, or which may defame, the goodwill of the other party.
Section 18 (Request for Termination)
18.1	Either party may request to discuss termination of the Agreement should cause be found with the other party under one of the following conditions:
1)	A violation of Section 2, Paragraph 2 and Section 3, Paragraph 2 of this Agreement;

2)	Future continuation of the cooperative alliance between the Parties becomes difficult due to a capital restructuring or revision in management or other policies due to a change in Directors or other changes;

3)	Significant differences in basic policy arise between the Parties regarding sales of the Products.
18.2	Upon receipt of a request for discussion under 18.1 above, the Parties shall conduct such discussions in good faith.

18.3	Should discussions carried out under 18.2 above, not result in agreement between the parties within a reasonable period, either party may then terminate the Agreement.

Section 19 (Termination)
19.1	Should one or more of the following conditions be found to apply to either party, the other party may, without notice and without further execution of its liabilities herein, immediately terminate all or part of this Agreement or the Individual Contract and may temporarily suspend all transactions:
1)	Failure to execute obligations under this Agreement or under the Individual Contract;

2)	Violation of Section 12, Section 13, Section 14, Section 16, or Section 17 of this Agreement, or the terms of the Individual Contract;

3)	Attachment, provisional attachment, provisional disposal, petition for auction or attachment for delinquent tax, bankruptcy, corporate reorganization, corporate rehabilitation, or petition for a civil rehabilitation;

4)	Order from the governing regulatory agency to cease sales, or loss of business license or corporate registration;

5)	Reduction in capital, or resolution to cease or alter operations or dissolve the company;

6)	Action for nonpayment of drafts or checks received or issued, or other circumstances leading to a stop in payments;

7)	An impairment of assets, or sufficient reason to believe such impairment is likely;

8)	One party recognizes that it has damaged the goodwill of the other party, or the trust relationship between the Parties.
19.2	Should one or more of the following conditions be found to apply to the Buyer, the Seller may, without notice and without further execution of its liabilities herein, immediately terminate all or part of this Agreement or the Individual Contract, and may temporarily suspend all transactions:
1)	Violation of Section 10 or Section 15 of this Agreement;

2)	Claims arise from clients due to Buyer’s failure to provide post-sales service to clients as defined in Section 3 herein, with such claims threatening to have a detrimental impact on the reputation of the Products.
19.3	Should any of the conditions of this Section be found to apply to the Buyer, the Buyer shall, without prior notification or warning from the Seller, forfeit all benefit of term, and shall immediately discharge the total sum of all outstanding liabilities in cash.
Section 20 (Jurisdiction)
20.1	All litigation relating to this Agreement, to the Individual Contract, and to the rights and obligations related to transactions therein, shall fall under the exclusive jurisdiction in the first instance of the Tokyo Regional Court.
Section 21 (Term of Validity)
21.1	Either party may terminate this Agreement by notifying the other party at least two months prior to such termination.

21.2	In the event of any termination under 21.1 above, neither party may make claim to the other for compensation of damages.

Section 22 (Interpretation)
22.1	All questions of interpretation of or changes to the terms of this Agreement, or any items not otherwise defined herein, shall be resolved between the Parties via separate discussion.
IN WITNESS HEREOF, the Parties have duly executed two copies of this Agreement, with each party retaining one signed copy for its records.
April 1, 2001

Buyer:	Hitachi Electronic Devices Sales, Inc.
3-4-4 Muromachi, Nihonbashi, Chuo-ku, Tokyo
Saburo Tajima, President

Seller:	Opnext Japan, Inc.
216 Totsuka-cho, Totsuka-ku, Yokohama, Kanagawa
Junsuke Kusanagi, Representative Director